Springfield Company, Inc.

Index to Financial Statements

June 30, 2004, 2003 and 2002

Page No.

Independent Auditor’s Report	F-2

Balance Sheets at June 30, 2004 and 2003	F-3

Statements of Operations for the Years Ended
June 30, 2004, 2003 and 2002	F-4

Statements of Cash Flows for the Years Ended
June 30, 2004, 2003 and 2002	F-5

Statements of Stockholders' Equity (Deficit) for the
Years Ended June 30, 2004, 2003 and 2002	F-6

Notes to Financial Statements	F-7

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders of

Springfield Company, Inc.

We have audited the accompanying balance sheets of Springfield Company, Inc. at June 30, 2004 and 2003 and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 2004 and 2003 financial statements referred to above present fairly, in all material respects, the financial position of Springfield Company, Inc. at June 30, 2004 and 2003 and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are described in Note 8. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/

Stephenson & Trlicek, P.C.

Certified Public Accountants

Wharton, Texas

July 23, 2007

Springfield Company, Inc.

Balance Sheets

June 30, 2004 and 2003

	2004	2003
Assets
Current assets:
Cash and cash equivalents	$ -	$ -
Related party receivables	-	-
Total current assets	-	-

Property and equipment, net	-	-

Subscriptions receivable	-	-

Total assets	$ -	$ -

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable and accrued expenses	$ -	$ -
Notes payable to related parties	-	-
Total current liabilities	-	-
Long-term debt, net of current maturities	-	-
Total liabilities	-	-

Stockholders' equity (deficit)
Common stock, $0.0001 par value, 50,000,000 shares authorized,
16,848,000 shares issued and outstanding, respectively	1,685	1,685
Additional paid-in capital	-	-
Accumulated deficit	(1,685)	(1,685)
Total stockholders' equity	-	-

Total liabilities and stockholders' equity	$ -	$ -

The accompanying notes are an integral part of these financial statements.

Springfield Company, Inc.

Statements of Operations

Years Ended June 30, 2004, 2003 and 2002

	2004	2003	2002

Revenues	$ -	$ -	$ -

Cost of sales	-	-	-

Gross profit	-	-	-

Operating expenses
General and administrative expenses	-	-	31,020
Consulting fees	-	-	-
Depreciation and amortization	-	-	504
Employment expenses	-	-	-
Total operating expenses	-	-	31,524

Operating loss	-	-	(31,524)

Other income (expense)	-	-	36,978

Income (loss) before income taxes	-	-	5,454

Provision for income taxes	-	-	-

Net income (loss)	$ -	$ -	$ 5,454

Basic and diluted earnings (loss) per common share:
Earnings (loss) per common share	$ -	$ -	$ 0.00
Basic and diluted weighted average common shares outstanding	16,848,000	16,848,000	16,848,000

The accompanying notes are an integral part of these financial statements.

Springfield Company, Inc.

Statements of Cash Flows

Years Ended June 30, 2004, 2003 and 2002

(in thousands)	2004	2003	2002

Cash flows from operating activities
Net income (loss)	$ -	$ -	$ 5,454
Adjustments:
Depreciation expense	-	-	504
Loss on disposal of equipment	-	-	1,779
Changes in assets and liabilities:
Receivables	-	-	1,810
Accounts payable and accrued expenses	-	-	(1,310)
Net cash provided (used) by operating activities	-	-	8,237
Cash flows from investing activities:
Issuance of subscriptions receivable	-	-	-
Capital expenditures	-	-	(336)
Net cash provided (used) by investing activities	-	-	(336)
Cash flows from financing activities
New borrowings from related party notes	-	-	(16,954)
Proceeds from issuance of common stock	-	-	-
Net cash provided (used) by financing activities	-	-	(16,954)
Net increase (decrease) in cash and cash equivalents	-	-	(9,053)
Cash and cash equivalents, beginning of year	-	-	9,053
Cash and cash equivalents, end of year	$ -	$ -	$ -

Supplemental disclosure of cash flow information:
Cash paid for interest	$ -	$ -	$ -
Cash paid for taxes	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

Springfield Company, Inc.

Statements of Stockholders’ Equity

Years Ended June 30, 2004, 2003 and 2002

			Additional	Retained
	Common stock		paid-in	earnings
	Shares	Amount	Capital	(deficit)	Total

Balance – June 30, 2001	16,848,000	$ 1,685	$ -	$ (7,139)	$ (5,454)

Issuance of common stock					-
Compensation expense recognized in
connection with stock issued for services			-		-
Net income (loss) for 2002				5,454	5,454

Balance - June 30, 2002	16,848,000	1,685	-	(1,685)	-

Issuance of common stock					-
Compensation expense recognized in
connection with stock issued for services					-
Net loss for 2003				-	-

Balance – June 30, 2003	16,848,000	1,685	-	(1,685)	-

Issuance of common stock					-
Compensation expense recognized in
connection with stock issued for services					-
Net loss for 2004				-	-

Balance - June 30, 2004	21,548,323	$2,154	$484,221	$129,326	$357,049

F-7

Springfield Company, Inc.

Notes to Financial Statements

June 30, 2004, 2003 and 2002

1.

Description of the Company and Summary of Significant Accounting Policies

Business Operations

Springfield Company, Inc., formerly known as Nexle Corp., through its "Custom Homecraft Building Systems", proposes to develop low cost housing with quality architectural design and construction.  The system operates under the idea of completing most, if not all, of the house in a "factory assembly building", then transporting the house in sections for final assembly and near immediate occupancy.  Present activity involves construction within about thirty days, and set-up on the home site within three to seven days where foundation and utilities have been pre-prepared.  The Company is in the development stage and currently has no sales.

Basis of Accounting

The Company’s policy is to prepare its financial statements on the accrual basis of accounting in accordance with generally accepted accounting principles. Revenues from home sales are recognized when delivered.  Expenses are recognized in the period in which they are incurred.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  Cash and cash equivalents are stated at cost which approximates fair market value.

Fair Value of Financial Instruments

The Company has various financial instruments, including cash, trade receivables, accounts payable, accrued expenses, revolving credit facilities and notes payable.  The carrying values of cash, trade receivables, accounts payable, accrued expenses and notes payable approximate current fair value.  The revolving credit facility is at variable market rates.

Property and Equipment

Property and equipment is stated at cost and is depreciated utilizing the straight-line method of computing depreciation over their estimated useful lives.  The cost of assets retired and the related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations when incurred.  Repairs and maintenance are charged to expense as incurred.  Expenditures for major additions and replacements that extend the lives of assets are capitalized and depreciated over their remaining estimated useful lives.  The Company depreciates assets over the following estimated useful lives:

Buildings

15-41 years

Leasehold improvements

Life of lease, up to 31 years

Equipment

5 -15 years

Transportation equipment

5 -10 years

Office equipment

3 - 7 years

Impairment of Long-Lived Assets

The Company periodically assesses the realizability of its long-lived assets and evaluates such assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount.  There were no assets considered impaired at June 30, 2004 and 2003.

Stock-Based Compensation Plans

The Company currently does not have any stock-based compensation plans.

Income Taxes

The Company recognizes income tax expense based on the liability method of accounting for income taxes.  Deferred tax assets and liabilities are recognized for the income tax effect of temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes.  Deferred tax expense or benefit is the result of changes in deferred tax assets and liabilities during the period.  The Company has recorded a valuation allowance, which reflects the estimated amount of deferred tax assets that more likely than not will be realized.

Earnings (Loss) Per Share

The Company reports both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares as well as all potentially dilutive common shares outstanding.  For the years ended June 30, 2004, 2003 and 2002, the Company did not have potentially dilutive shares issued or outstanding.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Management believes that the estimates are reasonable.

2.

Property and Equipment

At June 30, 2005, the Company’s only property consisted of a parcel of land purchased from a related party.  The property was purchased for $36,500, which approximated the fair market value of the property at the purchase date.

3.

Subsequent Events

Reverse Merger, Common Stock Purchase Agreement, Reverse Stock Split and Stock Issuances

On February 12, 2005, Springfield Company, Inc. (“Springfield”), a Delaware corporation, and Belmont Partners LLC, a holder of 12,000,000 common shares of the Company, completed a Common Stock purchase agreement whereby Springfield purchased 12,000,000 common shares of the Company’s stock from Belmont Partners LLC for $10,000, the agreement of Springfield to contemplate a reserve merger with the Company and the agreement to issue 1,000,000 post-split common shares to Belmont Partners.

On February 12, 2005 and in conjunction with the reverse stock split and Common Stock Purchase Agreement between Belmont Partners LLC and Springfield Company, Inc., the Company completed a reverse merger whereby Springfield Company, Inc., a “shell” company, was merged into the Company.  Concurrently, the Company changed its name to Springfield Company, Inc. and the directors of Springfield Company, Inc. were appointed as directors of the Company.

On February 17, 2005, the Company approved a 1 for 45 reverse stock split whereby the Company would issue 1 new share of the Company’s “Springfield” common stock for every 45 shares of the Company’s originally issued shares under the name “Nexle”.  The reverse stock split was completed on March 7, 2005.

On March 7, 2005, the Company completed a 1 for 45 reverse stock split whereby the Company issues 1 new share of the Company’s “Springfield” common stock for every 45 shares of the

F-7

Springfield Company, Inc.

Notes to Financial Statements

June 30, 2004, 2003 and 2002

Company’s originally issued shares under the name “Nexle”.  The reverse stock split resulted in the issuance of 498,322 new common shares (Note 2)

On March 28, 2005, the Company issued 5,950,000 common shares for consulting services rendered to the following individuals: 3,750,000 common shares to John King, 1,200,000 common shares to Joseph Muese, and 1,000,000 common shares to Ronald Dominique.  The Company recorded $28,454 in consulting fees in conjunction with this transaction.

On March 23, 2005, the Company issued an aggregate 4,100,000 common shares to 2 accredited investors under a Securities Subscription Agreement for $0.10 per common share or $410,000.  In conjunction with the Securities Subscription Agreement, the Company issued Subscription promissory notes to the purchasers.  Terms of the promissory notes call for payment of the subscriptions at the time the Company is relisted on a national stock exchange.

On June 6, 2005, the Company issued 1,000,000 common shares to Belmont Partners LLC pursuant to the Common Stock Purchase Agreement (Note 2).

On June 10, 2005, the Company issued 10,000,000 common shares for consulting services rendered to the following individuals: 7,250,000 common shares to John King; 250,000 common shares to Elizabeth Velasquez; and 2,500,000 common shares to Ronald Dominique.  The Company recorded $47,821 in consulting fees in conjunction with this transaction.

On July 29, 2005, the Company issued an aggregate 400,000 common shares for consulting services rendered to an individual.  The Company recorded $1,800 in consulting fees in conjunction with this transaction.

On August 18, 2005, the Company issued 100,000 common shares to an accredited investor under a Securities Subscription Agreement for $0.10 per common share or $10,000.  In conjunction with the Securities Subscription Agreement, the Company issued a Subscription promissory note to the purchaser.  Terms of the promissory note calls for payment of the subscriptions at the time the Company is relisted on a national stock exchange.

4.

Contingent Liabilities

Legal contingent liabilities

The Company is subject to litigation, primarily as a result of customer claims, in the ordinary conduct of its operations.  As of June 30, 2004, the Company had no knowledge of any legal proceedings, which, by themselves, or in the aggregate, would not be covered by insurance or could be expected to have a material adverse effect on the Company.

5.

Results of Operations, Liquidity and Management’s Plans

The Company has no revenues since fiscal 2002.  The Company’s target market is the construction and sales of low cost housing.  The Company’s intent is to raise working capital through common stock offerings in an effort to continue its "Custom Homecraft Building Systems". The system operates under the idea of completing most, if not all, of the house in a "factory assembly building", then transporting the house in sections for final assembly and near immediate occupancy.  Present plans involve construction within about thirty days, and set-up on the home site within three to seven days where foundation and utilities have been pre-prepared.  The Company is in the development stage and currently has no sales.  There can be no assurance that any of management’s plans will be successfully implemented or that the Company will continue as a going concern.

The accompanying notes are an integral part of these financial statements.

Springfield Company, Inc.

Statements of Stockholders’ Equity

Years Ended June 30, 2004, 2003 and 2002

6.

Quarterly Financial Data (Unaudited)

Unaudited quarterly financial data is summarized below:

June 30, 2004	Q1	Q2	Q3	Q4
Revenue	$ -	$ -	$ -	$ -
Operating income (loss)	-	-	-	-
Net income (loss)	-	-	-	-
Basic and diluted loss per common share:
Income (loss) per common share:	$ -	$ -	$ -	$ -

June 30, 2003	Q1	Q2	Q3	Q4
Revenue	$ -	$ -	$ -	$ -
Operating income (loss)	-	-	-	-
Net income (loss)	-	-	-	-
Basic and diluted loss per common share:
Income (loss) per common share:	$ -	$ -	$ -	$ -